Exhibit (a)(5)(C)

Date	10 April 2007
ABN 47 702 595 758

Deutsche Bank Place
Comer Hunter and Phillip Streets
Sydney NSW 2000
Australia
Tel 61 2 9230 4000
Fax 61 2 9230 5333

Correspondence
GPO Box 50
Sydney NSW 2001
Australia
DX 105 Sydney

www.aar.com.au

Page	1 of 2

From	Ewen Crouch / Richard Kriedemann

To	The Manager, Company Announcements Office, Australian Securities Exchange, Sydney

Fax	1900 999 279

Fax enquiries ring 61 2 9230 4631

Dear Sir/Madam

CEMEX Australia Pty Ltd - takeover bid for Rinker Group
Limited
On behalf of CEMEX, S.A.B. de C.V we enclose a media release announcing an increase in the offer price in the takeover offer by CEMEX Australia Pty Ltd for Rinker Group Limited and recommendation from the board of Rinker Group Limited that the offer be accepted in the absence of a superior proposal.

Yours faithfully

Ewen Crouch Partner Ewen.Crouch@.aar.com.au Tel 61 2 9230 4958 Encl	Richard Kriedemann Partner Richard.Kriedemann@aar.com.au Tel 61 2 9230 4260

Our Ref RXKS:205722377

rxks A0108372519v1 205722377       10.4.2007
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CEMEX ANNOUNCES INCREASED
RECOMMENDED OFFER FOR RINKER

MONTERREY, MEXICO, April 9, 2007 - CEMEX, S.A.B. de C.V. (NYSE: CX) announced today that it had reached and signed an agreement with Rinker Group Limited (“Rinker”) (ASX: RIN, NYSE ADR: RIN) under which it would raise its offer price to US$15.85 per share in cash, and that the Rinker Board of Directors had unanimously agreed to recommend to its shareholders that they accept the offer at this price, in the absence of a superior proposal.

CEMEX’s offer now represents a 45% premium to Rinker’s last traded share price during normal trading on ASX on October 27, 20061 , and a 22% increase from CEMEX’s original offer of US$13.00. CEMEX has agreed to make no adjustment to the offer price for the dividend paid by Rinker in December of 2006.

The total enterprise value of the transaction, including Rinker’s debt, is approximately US$15.3 billion, equivalent to A$18.7 billion1. The offer is CEMEX’s best and final offer, in the absence of a superior proposal.

The combination of CEMEX and Rinker will create one of the world’s largest and most profitable building materials companies with pro forma revenues of US$23.2 billion and more than 67,000 employees in more than 50 countries.

Lorenzo H. Zambrano, Chairman of the Board and CEO of CEMEX, said, “This is a good transaction for the stakeholders of both companies. The combination of CEMEX and Rinker will create value for shareholders as well as customers, particularly in key growth regions of the United States, through the complementary nature of our operations and best practice sharing between our organizations. It offers an attractive premium to Rinker’s shareholders while creating compelling value for CEMEX shareholders. Importantly, the transaction meets our investment criteria and we remain committed towards achieving our return on capital employed target.”

___________________________
1 Based on converting the Revised Offer into Australian dollars at an exchange rate of A$1.00 to US$0.8167 which represents the latest Reserve Bank Mid Point Rate available, dated 5 April 2007

Mr. Zambrano continued, “We intend to regain our financial flexibility as soon as possible and we expect to return to our steady state capital structure within two years.”

The transaction has been unanimously approved by both companies’ Boards of Directors. The Rinker directors have also agreed to accept the Revised Offer in respect of their own holdings. The offer will be extended to 7:00 P.M. on May 18, 2007 and is subject only to the acquisition of 90% of Rinker shares. All other conditions have been waived, and all necessary approvals, including Australian and U.S. regulatory approvals, have been obtained.

Under the agreement signed with Rinker, subject to obtaining necessary Australian regulatory approvals, CEMEX has agreed to offer existing shareholders the option to accept a fixed amount of A$19.50 per share for the first 2,000 ordinary shares they hold.

Rinker has undertaken not to solicit or engage in discussions with other parties regarding any competing proposal, subject to the Rinker directors complying with their fiduciary duties, and has given certain other undertakings in relation to the conduct of its business. A summary of the key terms of the agreement is set out in the attachment.

A Supplementary Bidder’s Statement reflecting the full extent of the agreement with Rinker, and the resulting Revised Offer, will be filed in the coming days.

CEMEX is a growing global building solutions company that provides high quality products and reliable service to customers and communities in more than 50 countries throughout the world. CEMEX has a rich history of improving the well-being of those it serves through its efforts to pursue innovative industry solutions and efficiency advancements and to promote a sustainable future. For more information, visit www.cemex.com.

###

A Supplementary Bidder’s Statement will shortly be lodged with the Australian Securities and Investments Commission, the Australian Stock Exchange, the Mexican Stock Exchange and Mexican Stock Market Authorities. When the Supplementary Bidder’s Statement is sent to Rinker’s shareholders, it will be filed with the United States Securities and Exchange Commission (the “Commission”).

Investors and security holders are urged to read the Supplementary Bidder’s Statement from CEMEX Australia Pty Ltd (“Bidder”) regarding the proposed Offer described above, when it becomes available, as it will contain important information. Once filed in the United States with the Commission, the Supplementary Bidder’s Statement will be available on the Commission’s web site. Investors and security holders may obtain a free copy of the Supplementary Bidder’s Statement (when it is available) and other documents filed by CEMEX with the Commission on the Commission's web site at www.sec.gov. The Supplementary Bidder’s Statement and these other documents may also be obtained for free from Bidder, when they become available, by directing a request to the CEMEX Offer Information Line on 1300 721 344 (within Australia) or 1 (866) 244 -1296 (toll free within the United States).

This document includes “forward-looking statements.” These statements contain the words “anticipate”, “believe”, “intend”, “estimate”, “expect” and words of similar meaning. All statements other than statements of historical facts included in this document, including, without limitation, those regarding CEMEX’s financial position, business strategy, plans and objectives of management for future operations (including development plans and objectives relating to CEMEX’s products and services) are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of CEMEX to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Such forward-looking statements are based on numerous assumptions regarding CEMEX’s operations and present and future business strategies and the environment in which CEMEX will operate in the future. These forward-looking statements speak only as of the date of this document. Accordingly, there can be no assurance that such statements, estimates or projections will be realized. None of the projections or assumptions in this document should be taken as forecasts or promises nor should they be taken as implying any indication, assurance or guarantee that the assumptions on which such projections have been prepared are correct or exhaustive or, in the case of assumptions, fully stated in this press release. CEMEX expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking information contained herein to reflect any change in CEMEX’s results or expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based, except as required by law. The projections and forecasts included in the forward-looking statements herein were not prepared in accordance with published guidelines of the American Institute of Certified Public Accountants, the Commission or any similar body or guidelines regarding projections and forecasts, nor have such projections or forecasts been audited, examined or otherwise reviewed by the independent auditors of the Company. You should not place undue reliance on these forward-looking statements.

Summary of Bid Agreement

BidCo (Bidder) and CEMEX (CEMEX) have entered into a Bid Agreement with Rinker (Rinker) dated April 9, 2007.

VARIATION OF TAKEOVER OFFER
Under the Agreement, Bidder has agreed to vary the terms of its off market bid for all of Rinker's ordinary shares dated 14 November 2006 (the Offer). The variation will:
•	increase the consideration payable to Rinker shareholders to US$15.85 for each ordinary share in Rinker (the Higher Price);
•
permit Rinker shareholders who accept the Offer to retain the whole of the interim dividend of A$0.16 per ordinary share (which had a record date of 24 November 2006) previously paid by Rinker to its shareholders, without any reduction to the Higher Price payable to those who accept the Offer; and

•	free the Offer from all defeating conditions other than the 90% minimum acceptance condition.
Bidder will today lodge with the Australian Securities and Investments Commission and Rinker the required notice under section 650D of the Corporations Act and lodge with the Australian Stock Exchange Limited the required notice under section 650F of the Corporations Act as soon as is practicable. The notice under section 650D must be sent to Rinker shareholders no later than the time at which the supplementary bidder’s statement is sent to Rinker shareholders, which is 5 business days after the announcement of the variation to the Offer.
In addition, subject to obtaining any necessary ASIC modifications to the Australian Corporations Act and Takeovers Panel approval (if required), Bidder will vary the terms of the Offer so that Rinker Shareholders who had acquired shares as at close of business on April 5 2007 and are subsequently registered as holders by close of business on April 12 2007 and who accept the Offer are given the option (in addition to the existing options available under the Offer) to accept AUD$19.50 for the first 2,000 ordinary shares in the Target held by that Target Shareholder.

The Bidder must promptly apply to ASIC for the modifications required to facilitate the variations referred to above. As soon as practicable after the receipt of the required modifications from ASIC, the Bidder must take all actions necessary to validly vary the terms of the Takeover Offer in the manner contemplated above and make a public announcement of such variation.

RECOMMENDATION BY RINKER’S DIRECTORS
Under the Agreement, immediately following the announcement by Bidder of the increase in offer price and waiver of bid conditions, Rinker’s directors must announce the Rinker board’s unanimous intention to recommend the Offer at the Higher Price, in the absence of a superior proposal. In addition, a statement will be made that each Rinker director intends to accept the Offer at the Higher Price, in the absence of a superior proposal.

EXCLUSIVITY
Under the Agreement, Rinker has agreed, for a period commencing on the signing date and ending on the date that the Offer closes or lapses (the Restriction Period), that:
(a)
it must ensure that neither it nor any of its officers, employees and advisors, directly or indirectly solicits, initiates or invites any enquiries, discussions or proposals with respect to, or to undertake due diligence in connection with, a competing proposal for Rinker (the No Solicitation Restriction); and

(b)
it must ensure that neither it nor any of its officers, employees and advisors, negotiates or enters into, continues or participates in any discussions or negotiations with any third party with respect to a competing proposal, even if: that person’s competing proposal was not directly or indirectly solicited, initiated, or encouraged by Rinker or any of its officers, employees and advisors; or that person has publicly announced their competing proposal, and it must immediately terminate any such discussions or negotiations that are underway at the date of the Agreement (the No Talk Restriction);

The obligations in paragraph (b) do not apply to the extent that they restrict Rinker or the Rinker board from taking or refusing to take any action provided that the Rinker directors have determined, in good faith after having consulted with their external legal and financial advisers, that failing to take, or failing to refuse to take, such action would or would be likely to constitute a breach of the Rinker directors’ fiduciary or statutory obligations.

NOTIFICATION OF OTHER APPROACHES
Under the Agreement, Rinker has agreed that during the Restriction Period if a competing proposal is announced or is received by Rinker which the Rinker directors consider is superior to the Offer and the Rinker directors intend to change or withdraw their recommendation in respect of the Takeover Offer, Rinker must notify the Bidder of the material terms of, but not the identity of the party making, the competing proposal (if it has not been publicly announced).

CONDUCT OF BUSINESS AND OTHER OBLIGATIONS
Under the Agreement, during the Restriction Period, Rinker will not, and will procure that the Rinker Group will not:
(a)	convert any or all or all of its shares into a larger or smaller number of shares or resolve to reduce its share capital in any way; or
(b)	issue or agree to issue shares or convertible notes or grant or agree to grant an option over its shares.
During the shorter of the Restriction Period and the period commencing on the date of the Agreement and ending 3 months later, Rinker:
(a)	will conduct, and will procure that the Rinker Group conducts, the business of the Rinker Group in the usual and ordinary course of business;

(b)	will not, and will procure that the Rinker Group does not, charge or agree to charge, the whole or a substantial part, of its business or property; and
(c)
will not, and will procure that the Rinker Group does not, make any material acquisitions or disposals or undertake any new commitments which would have breached the condition set out in clause 8.6(h) of the Bidder's Statement dated 30 October 2006 had it not been waived by the Bidder,

In addition, during the Restriction Period, Rinker must not pay a dividend, other than annual and half yearly dividends consistent with past practice, (provided that this does not prejudice the Bidder’s rights under clause 8.8(e) of the Bidder’s Statement to adjust the revised offer price in respect of any such dividend) or undertake a buy-back, capital return or other payment to shareholders without the consent of the Bidder and without prejudice to the Bidder's rights under clause 8.8(e) to make adjustments to the revised offer price, as appropriate.